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                                                                   Exhibit 10(u)

                             OGLEBAY NORTON COMPANY

                      SPECIAL SUPPLEMENTAL RETIREMENT PLAN

         OGLEBAY NORTON COMPANY ("Oglebay") hereby adopts this Special Supplemental Retirement Plan for the benefit of JOHN N. LAUER ("Lauer") as contemplated by the Employment Agreement entered into between Oglebay and Lauer on December 17, 1997 (the "Employment Agreement"). Capitalized terms used in this plan (the "Special Plan") and not otherwise defined have the meanings assigned to them in the Oglebay Norton Company Pension Plan for Salaried Employees (the "Salaried Plan").

         Lauer's compensation under the Employment Agreement includes an annual bonus but does not include any salary component. This Plan is designed to provide to Lauer aggregate retirement benefits, taking into account (a) benefits under the Salaried Plan, (b) benefits under the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (the "Excess Plan"), and (c) benefits under the Special Plan, that are equal to the aggregate retirement benefits to which Lauer would have been entitled under the Salaried Plan and the Excess Plan if, in addition to receiving any and all bonuses that may be paid to him by Oglebay, Lauer had also received from Oglebay, throughout the term of his employment with Oglebay, salary payments at the rate of $350,000 per annum. (Lauer does not receive vacation pay under the Employment Agreement and, accordingly, no benefit that is based on vacation pay is provided for under the Special Plan.)

         1. Eligibility. Lauer will be eligible for a monthly special retirement benefit under the Special Plan if he retires, dies, or otherwise terminates his employment with Oglebay under conditions that make him, his beneficiary, or his Contingent Annuitant eligible for a benefit under the Salaried Plan.

         2. Amount and Payment. The monthly special retirement benefit payable to Lauer, his beneficiary, or his Contingent Annuitant will be in such amount as is required, when added to the sum of (a) the monthly benefit payable (before the reduction applicable to any optional method of payment) to Lauer, his beneficiary, or his Contingent Annuitant under the Salaried Plan plus (b) the monthly excess retirement benefit payable to Lauer, his beneficiary, or his Contingent Annuitant under the Excess Plan, to produce an aggregate monthly benefit equal to the aggregate monthly benefit that would have been payable (before the reduction applicable to any optional method of payment) to Lauer, his beneficiary, or his Contingent Annuitant under the Salaried Plan and the Excess Plan if, in addition to receiving any and all bonuses that may be paid to him by Oglebay, Lauer had also received from Oglebay, throughout the term of his employment with Oglebay, salary payments at the rate of $350,000 per annum. All payments under the Special Plan shall be made by Oglebay from its general assets. The terms of payment of the special retirement benefit will be identical to those specified in the Salaried Plan for the type of payment Lauer, his beneficiary, or his Contingent Annuitant receives under the Salaried Plan.

         3. Optional Methods of Payment. If one of the optional methods of payment, whether automatic or selected by Lauer, is applicable to the benefit payable to Lauer, his beneficiary, or


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his Contingent Annuitant under the Salaried Plan, then payment of any special retirement benefit under the Special Plan will be made in accordance with such option, subject, however, to the approval of the Compensation and Organization Committee of the Board of Directors of Oglebay. The amount of the special retirement benefit payable to Lauer, his beneficiary, or his Contingent Annuitant shall be reduced to reflect any such optional method of payment. In making the determination and reductions provided for in this Section 3, Oglebay may rely upon calculations made by the independent actuaries for the Salaried Plan, who shall apply the factors then in use for such purpose in connection with the Salaried Plan.

         4. Nonalienation of Retirement Rights or Benefits. None of Lauer, his beneficiary, or his Contingent Annuitant shall encumber or dispose of the right to receive any payments under the Special Plan. Payments under the Special Plan and the rights thereto are expressly declared to be nonassignable and nontransferable. If Lauer, his beneficiary, or his Contingent Annuitant (each a "Payee") attempts to assign, transfer, alienate, or encumber the right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then thereafter during the life of the Payee, and also during any period during which the Payee is incapable in the judgment of Oglebay of attending to his or her financial affairs, any payment that Oglebay is required to make under the Special Plan may be made, in the sole and absolute discretion of Oglebay, either directly to the Payee or to any other person for the use or benefit of the Payee or that of his or her dependents, if any, including any person furnishing goods or services to or for the use or benefit of the Payee or the use or benefit of his or her dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to Oglebay with respect thereto, and Oglebay shall have no responsibility for the proper application thereof.

         5. Lauer's Interest Unfunded. All benefits payable under the Special Plan are payable solely from Oglebay's general assets. The obligation of Oglebay under the Special Plan to provide Lauer, his beneficiary, or his Contingent Annuitant a benefit is solely the unfunded, unsecured promise of Oglebay to make payments as provided herein. No person shall have any interest in, or lien or prior claim upon, any property of Oglebay with respect to such benefits greater than that of a general creditor of Oglebay.

         6. No Competition. All rights to a special retirement benefit under the Special Plan will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited if Lauer, at any time after the commencement of his employment with Oglebay (a) wrongfully discloses any secret process or trade secret of Oglebay or any of its subsidiaries or related companies or businesses, or (b) engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that Oglebay's Board of Directors reasonably determines to be competitive with Oglebay or any of its subsidiaries or related companies or businesses to a degree materially contrary to Oglebay's best interest, provided that no such determination shall be made by Oglebay's Board of Directors after the tenth anniversary of the date on which Lauer's employment with Oglebay is terminated (whether by retirement, death, or otherwise).



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         7. Amendment. The Special Plan may be amended from time to time by action of the Compensation and Organization Committee of the Oglebay's Board of Directors, except that no amendment that would reduce or otherwise impair the benefit of the Special Plan to Lauer may be made without his consent.

         8. Governing Law. The provisions of the Special Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

         Executed as of the 17th day of December, 1997.

                                OGLEBAY NORTON COMPANY

                                    /s/ Richard J. Kessler
                                By____________________________________
                                    Richard J. Kessler
                                    Vice President - Finance & Planning

                                    /s/ Paul V. Gorman, Jr.
                                By____________________________________
                                    Paul V. Gorman, Jr.
                                    Assistant Vice President - Human Resources




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